Exhibit 99.2
Press Release
For further information:
John B. Pelling, III
Vice President — Investor Relations
(708) 498-2013
IR@midwestbank.com
MIDWEST BANC TO RECEIVE $85.5 MILLION THROUGH U.S. TREASURY’S
TARP CAPITAL PURCHASE PROGRAM
Selected as the first community bank in Chicago to participate in the TARP Program,
Melrose Park, IL — November 3, 2008 — Midwest Banc Holdings, Inc. (NASDAQ: MBHI) announced today that it has received preliminary approval to sell $85.5 million of preferred stock to the U.S. Treasury under its TARP Capital Purchase Program. In addition, Midwest will issue warrants to the Treasury that will allow the Treasury to acquire shares of Midwest common stock equal to $12.8 million (15% of the value of the preferred shares to be acquired). The number of shares of common stock that will be acquired upon the exercise of the warrants will be determined at the time the preferred is sold to the Treasury and will be based upon the 20 day average trailing price. The proceeds will be used to further strengthen the balance sheet of the company.
The TARP Capital Purchase Program is a voluntary program designed to help healthy institutions build capital to support the U.S. economy by increasing the flow of financing to U.S. businesses and consumers.
“We are gratified that the U.S. Treasury selected Midwest as the first community bank in Chicago to participate in the TARP program,” said James J. Giancola, Chief Executive Officer of Midwest Banc Holdings, Inc. “Consistent with our mission, we will use the $85.5 million of additional capital to continue supporting our commercial and retail customers.”
“We understand that the Treasury selected only financially strong institutions to receive capital. The TARP infusion strengthens our balance sheet enormously, giving the consolidated company and the Bank subsidiary pro forma risk based capital ratios of approximately 11.13% and 10.80%, respectively,” Giancola said.
About Midwest Banc Holdings, Inc.
Midwest Banc Holdings, Inc., with $3.6 billion in assets, provides a wide range of retail and commercial banking services, personal and corporate trust services, securities services and insurance brokerage services in the greater Chicago area. The principal operating subsidiaries of Midwest Banc Holdings, Inc. are Midwest Bank and Trust Company and Midwest Financial and Investment Services, Inc. Midwest has 29 banking offices and operates 31 ATMs. On January 1,

Midwest is a member of the Allpoint®/STARsf® surcharge-free network giving Midwest customers’ access to thousands of surcharge-free ATMs nationwide, with over 1,000 ATMs in the Chicagoland area.
Information on Midwest products, services and locations is available at: www.midwestbanc.com.
Forward-Looking Statements
This press release contains certain “Forward-Looking Statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and should be reviewed in conjunction with the Company’s Annual Report on Form 10-K and other publicly available information regarding the Company, copies of which are available from the Company upon request. Such publicly available information sets forth certain risks and uncertainties related to the Company’s business which should be considered in evaluating “Forward-Looking Statements.”
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